Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2010 FIRST QUARTER NET INCOME OF

$58.5 MILLION OR 41 CENTS PER SHARE

ON HIGHER YEAR-OVER-YEAR PRODUCTION AND COMMODITY PRICES

Houston, Texas, May 6, 2010—Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2010 first quarter financial and operating results.

FINANCIAL SUMMARY

For the first quarter 2010, revenues of $384.1 million generated $58.5 million of net income, or $0.41 per diluted share compared to revenues of $228.5 million and net income of $5.2 million, or $0.05 per diluted share, for the first quarter 2009. These results include certain items affecting comparability of operating results. Those items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts, which exclude the impact of the derivatives monetized in the first quarter 2009, and other items. When considering these items, net income for the first quarter 2010 was $43.5 million, or $0.31 per diluted share, compared to $10.0 million, or $0.09 per diluted share, for the first quarter 2009 (a non-GAAP measure).

For the first quarter 2010, net cash provided by operating activities was $221.8 million and operating cash flow was $226.2 million compared to net cash used in operating activities of $29.4 million and operating cash flow of $164.7 million for the first quarter 2009 (a non-GAAP measure).

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables.

OPERATIONAL HIGHLIGHTS

•

Average daily sales volumes for the first quarter 2010 were 85.1 thousand barrels of oil equivalent (BOE) or 5% higher than 80.9 thousand BOE in the first quarter 2009. Oil represented approximately 53% of the first quarter 2010 daily volumes.

•	Total production costs per BOE were $14.37 in the first quarter 2010 or 10% lower than $15.89 per BOE in the first quarter 2009.

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•

In California, PXP continues to expand the development of incremental Diatomite, Non-Diatomite and Miocene projects to maintain production volumes. The 2010 plan includes drilling over 100 onshore wells compared to 12 wells in 2009.

•

In the Haynesville Shale, first quarter average daily production increased 19% to approximately 89 million cubic feet equivalent (MMcfe) net to PXP from approximately 75 MMcfe net per day during the fourth quarter 2009. Production is expected to continue to increase to approximately 125 MMcfe net per day by year-end 2010.

•	In the Gulf of Mexico, an active appraisal and exploration drilling program is underway.

Gulf of Mexico—Shallow Water

The Davy Jones offset appraisal well (Davy Jones #2), operated by McMoRan Exploration Co. (NYSE: MMR) and located on South Marsh Island Block 234, is currently drilling towards a proposed total depth of approximately 29,950 feet. Davy Jones #2 is expected to test similar sections up-dip to the discovery well located on South Marsh Island Block 230. In March 2010, a production liner was set and the discovery well was temporarily abandoned until necessary equipment for the completion is available. PXP’s working interest is 27.7%.

The Blackbeard East exploration well, operated by McMoRan and located on South Timbalier Block 144, is currently drilling towards a proposed total depth of approximately 29,950 feet targeting Middle and Lower Miocene objectives. In addition to drilling the objective section previously seen below 30,000 feet in the Blackbeard West well, Blackbeard East is designed to test a younger Miocene section due to a shallower salt exit point. PXP’s working interest is 31.5%.

The Lafitte exploration well is expected to commence drilling in 2010. Lafitte, operated by McMoRan and located on Eugene Island Block 223, will target Middle and Lower Miocene objectives. PXP’s working interest is 26.25%.

The 2010 shallow water exploratory drilling plan includes sidetracking operations at Blueberry Hill and re-drilling of Hurricane Deep. The Blueberry Hill sidetrack well, operated by McMoRan and located on State Lease Block 340, is currently drilling towards a proposed total depth of 24,000 feet. PXP’s working interest is 47.9%. The Hurricane Deep sidetrack well, operated by Chevron Corporation and located on South Marsh Island Block 217, will be re-drilled during 2010. The operator encountered an underground flow in the well at approximately 18,450 feet, and PXP anticipates insurance will cover its share of costs to re-drill to 18,450 feet. PXP’s working interest is 30%.

Gulf of Mexico—Deepwater

The Lucius #2 appraisal well, operated by Anadarko Petroleum Corporation (NYSE: APC) and located on Keathley Canyon Block 875, is currently drilling towards a proposed total depth of 20,256 feet. The Lucius discovery well was announced in December 2009, followed by a successful appraisal sidetrack in late January 2010, which confirmed a major oil discovery. PXP’s working interest is 33.3%.

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Gulf of Mexico—Lease Sale 213

PXP and its partners are apparent high bidders on 44 blocks on which they bid at the U.S. Minerals Management Service (MMS) Central Gulf of Mexico Oil and Gas Lease Sale 213 in March 2010. PXP’s apparent high bids include interests in 16 shelf blocks and 28 deepwater blocks. The Company’s working interests on the blocks range from 25%-100%, with a net exposure of approximately $34 million. PXP and its partners expect the leases to be awarded over the next several months subject to MMS review and approval.

•

In the Texas Panhandle, PXP recently finished drilling and set completion liners on two Granite Wash horizontal test wells, one in the Wheeler Field and one in the Marvin Lake Field. Hydrocarbon shows during drilling operations for both wells were in-line with pre-drill expectations. PXP expects first production from these wells by the end of the second quarter. The 2010 plan includes drilling 13 Granite Wash wells from an inventory of over 100 potential locations.

•

In the Gulf Coast, drilling operations are underway at the Big Mac project in Southeast Texas. The proposed total depth on the first well is approximately 14,770 feet and results are expected by the end of the second quarter. PXP has approximately 30 to 40 leads, all amplitude driven, associated with its Big Mac project.

DERIVATIVE SUMMARY

As previously reported, PXP acquired crude oil put option spread contracts on 31,000 barrels of oil per day in 2011 and 40,000 barrels of oil per day in 2012. Both the 2011 and 2012 put options have a floor price of $80 with a limit of $60 per barrel. If the index price is below $80 per barrel, PXP will receive the difference between $80 and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $80 per barrel, PXP pays only the option premium.

PXP also acquired crude oil three-way collars that have a floor price of $80 with a limit of $60 and a ceiling price of $110 on 9,000 barrels of oil per day for 2011. If the index price is below $80 per barrel, PXP will receive the difference between $80 and the index price up to a maximum of $20 per barrel less the option premium. If the index price is greater than $110 per barrel, PXP will pay the difference between the index price and $110 per barrel plus the option premium. If the index price is at or above $80 per barrel but at or below $110 per barrel, PXP pays only the option premium.

PXP has elected not to use hedge accounting for these derivatives and consequently the derivatives will be marked-to-market each quarter with fair value gains and losses recognized currently as a gain or loss on mark-to-market derivative contracts on the income statement. A summary of PXP’s open commodity derivative positions is included with the financial tables in this release.

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CONFERENCE CALL

PXP will host a conference call today, Thursday, May 6, 2010 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is: 63883713. The replay will be available through Thursday, May 20, 2010 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

* reserve and production estimates,

* oil and gas prices,

* the impact of derivative positions,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* capital and credit market conditions,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact:
Investors:	Media:
Hance Myers, 713-579-6291	Scott Winters, 713-579-6190
hmyers@pxp.com	swinters@pxp.com

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Plains Exploration & Production Company

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenues
Oil sales	$276,004	$156,614
Gas sales	107,739	71,264
Other operating revenues	307	634

	384,050	228,512

Costs and Expenses
Lease operating expenses	62,503	70,884
Steam gas costs	19,663	15,557
Electricity	10,034	10,942
Production and ad valorem taxes	8,447	11,621
Gathering and transportation expenses	9,419	6,647
General and administrative	37,390	37,093
Depreciation, depletion and amortization	122,393	88,114
Accretion	4,411	3,531
Legal recovery	(8,423)	—
Other operating (income) expense	(569)	4,457

	265,268	248,846

Income (Loss) from Operations	118,782	(20,334)
Other (Expense) Income
Interest expense	(21,053)	(21,997)
Debt extinguishment costs	(728)	(10,243)
Gain on mark-to-market derivative contracts	7,856	88,139
Other income (expense)	1,306	(707)

Income Before Income Taxes	106,163	34,858
Income tax (expense) benefit
Current	(4,738)	(55,791)
Deferred	(42,897)	26,131

Net Income	$58,528	$5,198

Earnings Per Share
Basic	$0.42	$0.05
Diluted	$0.41	$0.05
Weighted Average Shares Outstanding
Basic	139,741	107,755

Diluted	141,940	108,224

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended March 31,
	2010	2009
Daily Average Volumes
Oil and liquids sales (Bbls)	45,217	49,394
Gas (Mcf)
Production	244,594	195,943
Used as fuel	5,313	7,175
Sales	239,281	188,768
BOE
Production	85,983	82,052
Sales	85,097	80,856
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$78.88	$43.31
Gas	5.27	4.87
Average Realized Sales Price Before Derivative Transactions
Oil (per Bbl)	$67.82	$35.23
Gas (per Mcf)	5.00	4.19
Per BOE	50.11	31.31
Cash Margin per BOE (1)
Oil and gas revenues	$50.11	$31.31
Costs and expenses
Lease operating expenses	(8.16)	(9.74)
Steam gas costs	(2.57)	(2.14)
Electricity	(1.31)	(1.50)
Production and ad valorem taxes	(1.10)	(1.60)
Gathering and transportation	(1.23)	(0.91)
Oil and gas related DD&A	(15.33)	(11.49)

Gross margin (GAAP)	20.41	3.93
Oil and gas related DD&A	15.33	11.49
Realized (losses) gains on derivative instruments(2)	(1.62)	12.34

Cash margin (Non-GAAP)	$34.12	$27.76

Oil and gas capital expenditures (in thousands) (3)	$223,416	$350,358

(1)

Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include realized gains and losses on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

(3)

Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended March 31, 2010
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$67.82	$5.00	$50.11
Realized (losses) gains on derivative instruments	(4.29)	0.24	(1.62)

Realized cash price including derivative settlements (non-GAAP)	$63.53	$5.24	$48.49

	Three Months Ended March 31, 2009
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$35.23	$4.19	$31.31
Realized gains on derivative instruments (2)	5.73	3.79	12.34

Realized cash price including derivative settlements (non-GAAP)	$40.96	$7.98	$43.65

(1)	Excludes the impact of production costs and expenses and DD&A.
(2)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$58,528	$5,198
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	126,804	91,645
Deferred income tax expense (benefit)	42,897	(26,131)
Debt extinguishment costs	728	10,243
Gain on mark-to-market derivative contracts	(7,856)	(88,139)
Noncash compensation	16,900	14,499
Other noncash items	1,371	1,826
Change in assets and liabilities from operating activities	(17,594)	(38,492)

Net cash provided by (used in) operating activities	221,778	(29,351)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(267,015)	(416,350)
Acquisition of oil and gas properties (1)	51,065	—
Derivative settlements	(9,460)	1,294,157
Additions to other property and equipment	(2,137)	(5,819)

Net cash (used in) provided by investing activities	(227,547)	871,988

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	625,935	2,240,090
Repayments of revolving credit facilities	(855,935)	(3,545,090)
Proceeds from issuance of Senior Notes	300,000	337,161
Costs incurred in connection with financing arrangements	(5,344)	(6,541)
Derivative settlements	—	1,392

Net cash provided by (used in) financing activities	64,656	(972,988)

Net increase (decrease) in cash and cash equivalents	58,887	(130,351)
Cash and cash equivalents, beginning of period	1,859	311,875

Cash and cash equivalents, end of period	$60,746	$181,524

(1)	Cash inflow in 2010 is associated with an adjustment to the final settlement of the $1.1 billion payment in September 2009 related to the prepayment of the Haynesville drilling carry.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$60,746	$1,859
Accounts receivable	193,368	258,585
Commodity derivative contracts	24,728	11,952
Inventories	17,871	19,934
Prepaid expenses and other current assets	25,626	14,305

	322,339	306,635

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	9,403,577	9,044,146
Not subject to amortization	3,143,352	3,279,537
Other property and equipment	127,804	125,667

	12,674,733	12,449,350
Less allowance for depreciation, depletion, amortization and impairment	(5,736,965)	(5,616,628)

	6,937,768	6,832,722

Goodwill	535,237	535,237

Other Assets	61,314	60,137

	$7,856,658	$7,734,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$196,662	$248,454
Commodity derivative contracts	54,322	59,176
Royalties and revenues payable	77,351	78,590
Interest payable	50,542	45,743
Deferred income taxes	109,126	153,473
Other current liabilities	87,320	97,115

	575,323	682,551

Long-Term Debt	2,720,962	2,649,689

Other Long-Term Liabilities
Asset retirement obligation	218,634	214,231
Other	50,578	55,531

	269,212	269,762

Deferred Income Taxes	1,020,719	933,748

Stockholders’ Equity
Common stock	1,439	1,439
Additional paid-in capital	3,361,383	3,381,566
Retained earnings	106,517	51,204
Treasury stock, at cost	(198,897)	(235,228)

	3,270,442	3,198,981

	$7,856,658	$7,734,731

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Plains Exploration & Production Company

Summary of Open Derivative Positions

At April 30, 2010

Period (1)		Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium		Index
Sales of Crude Oil Production
2010
	Apr - Dec	Put options	40,000 Bbls	$55.00 Strike price	$5.00 per Bbl	(3)	WTI
2011
	Jan - Dec	Put options (4)	31,000 Bbls	$80.00 Floor with a $60.00 Limit	$5.023 per Bbl		WTI
	Jan - Dec	Three-way collars (5)	9,000 Bbls	$80.00 Floor with a $60.00 Limit	$1.00 per Bbl		WTI
$110.00 Ceiling
2012
	Jan - Dec	Put options (4)	40,000 Bbls	$80.00 Floor with a $60.00 Limit	$6.087 per Bbl		WTI
Sales of Natural Gas Production
2010
	Apr - Dec	Three-way collars (6)	85,000 MMBtu	$6.12 Floor with a $4.64 Limit	$0.034 per MMBtu		Henry Hub
$8.00 Ceiling

(1)	All of our derivative instruments are settled monthly.
(2)	The average strike prices do not reflect the cost to purchase the put options or collars.
(3)	In addition to the deferred premium, a premium averaging $3.86 per barrel was paid upon entering into these derivative contracts.
(4)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $80 per barrel, we pay only the option premium.

(5)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. We pay the difference between the index price and $110 per barrel plus the option premium if the index price is greater than the $110 per barrel ceiling. If the index price is at or above $80 per barrel but at or below $110 per barrel, we pay only the option premium.

(6)

If the index price is less than the $6.12 per MMBtu floor, we receive the difference between the $6.12 per MMBtu floor and the index price up to a maximum of $1.48 per MMBtu less the option premium. We pay the difference between the index price and $8.00 per MMBtu plus the option premium if the index price is greater than the $8.00 ceiling.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months ended March 31, 2010 and 2009. Adjusted net income excludes certain items affecting the comparability of operating results and the related tax effects. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended March 31,
	2010	2009
	(millions of dollars)
Net income (GAAP)	$58.5	$5.2
Unrealized gain on mark-to-market derivative contracts	(7.9)	(88.1)
Realized (loss) gain on mark-to-market derivative contracts (1) (2)	(12.4)	89.8
Legal recovery	(8.4)	—
Adjust income taxes (3)	13.7	3.1

Adjusted net income (non-GAAP)	$43.5	$10.0

(1)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

(2)

The amounts presented in the above table differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(3)

Tax rates assumed based upon adjusted earnings are 44% and 73% for the three months ended March 31, 2010 and 2009, respectively. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months ended March 31, 2010 and 2009. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including unrealized gains on mark-to-market derivative contracts, to include derivative cash settlements for realized gains and losses on mark-to-market derivative contracts that are classified as either investing or financing activities for GAAP purposes and to exclude certain items.

	Three Months Ended March 31,
	2010	2009
	(millions of dollars)
Net income	$58.5	$5.2
Items not affecting operating cash flows
Depreciation, depletion, amortization and accretion	126.8	91.6
Deferred income tax expense (benefit)	42.9	(26.1)
Debt extinguishment costs	0.7	10.2
Unrealized gain on mark-to-market derivative contracts	(7.8)	(88.1)
Noncash compensation	16.9	14.5
Other noncash items	1.4	1.8
Realized (loss) gain on mark-to-market derivatives contracts (1)	(9.5)	99.8
Other income items	(8.4)	—
Current income taxes attributable to derivative contracts	4.7	55.8

Operating cash flow (non-GAAP)	$226.2	$164.7

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$226.2	$164.7
Other income items	8.4	—
Changes in assets and liabilities from operating activities	(17.6)	(38.5)
Realized loss (gain) on mark-to-market derivative contracts (1)	9.5	(99.8)
Current income taxes attributable to derivative contracts	(4.7)	(55.8)

Net cash provided by (used in) operating activities (GAAP)	$221.8	$(29.4)

(1)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

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Plains Exploration & Production Company

Derivative Settlements

(in thousands of dollars)

The following tables reflect cash (payments) receipts for derivatives attributable to the stated production periods.

	Three Months Ended March 31,
	2010	2009
Oil sales (1)	$(17,466)	$25,492
Natural gas sales	5,089	64,312

	$(12,377)	$89,804

	2010	2009
Amortization of monetized derivatives (2)
First quarter	$123,730	$57,211
Second quarter	125,105	167,943
Third quarter	126,479	169,788
Fourth quarter	126,479	169,788

	$501,793	$564,730

(1)

Excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

(2)	Represents the net receipts for derivatives monetized in the first quarter of 2009 attributable to these production periods, net of accrued interest on our deferred premiums.

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